SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒ Preliminary Proxy Statement	☐	Confidential, for Use of the
☐ Definitive Proxy Statement		Commission Only (as permitted
☐ Definitive Additional Materials		by Rule 14a-6(e)(2))
☐ Soliciting Material Pursuant to Rule 14a-12

TASTY BAKING COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

☐		Fee paid previously with preliminary materials:

☐		Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1.	Amount Previously Paid:

	2.	Form, Schedule or Registration Statement No.:

	3.	Filing Party:

	4.	Date Filed:

TASTY BAKING COMPANY
2801 Hunting Park Avenue
Philadelphia, Pennsylvania 19129

March 31, 2004

Dear Shareholder:

     You are cordially invited to attend the 2004 Annual Meeting of Shareholders of Tasty Baking Company which will be held at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania 19102, on Friday, May 7, 2004 at 11:00 a.m. Please note that this is a new location for our Annual Meeting and directions to The Union League are provided on the last page of the Proxy Statement.

     At the meeting, shareholders will be asked to elect three Class 3 directors to hold office until the Annual Meeting of Shareholders in 2007, to approve an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of common stock, to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 25, 2004, and to transact such other business as may properly come before the meeting. The accompanying Notice of Annual Meeting and Proxy Statement describe in more detail the business to be transacted at the Annual Meeting. Also enclosed is a copy of our 2003 Annual Report.

     Your participation in the Annual Meeting of the Company is important, regardless of the number of shares you own. In order to insure that your shares are represented at the Annual Meeting, whether you plan to attend or not, please complete and return the enclosed proxy card as soon as possible. If you choose to attend the meeting and wish to modify your vote, you may revoke your proxy and vote in person at the meeting.

     The Board of Directors appreciates your time and attention in reviewing the accompanying Proxy Statement. Thank you for your continued interest in Tasty Baking Company. We look forward to seeing you at the meeting.

Sincerely,

James E. Ksansnak	Charles P. Pizzi
Chairman of the Board	President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
INTRODUCTION
VOTING SECURITIES
PRINCIPAL HOLDERS OF VOTING SECURITIES
DIRECTORS AND EXECUTIVE OFFICERS — PROPOSAL NO. 1
DIRECTOR ATTENDANCE AND COMPENSATION
COMMITTEES OF THE BOARD OF DIRECTORS
CORPORATE GOVERNANCE
COMPENSATION OF EXECUTIVE OFFICERS
OPTION/SAR GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
PENSION PLAN
REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
APPROVAL OF AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK - PROPOSAL NO. 2
REPORT OF THE AUDIT COMMITTEE
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS — PROPOSAL NO. 3
OTHER BUSINESS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING
ANNUAL REPORT ON FORM 10-K FILED WITH SECURITIES AND EXCHANGE COMMISSION
APPENDIX A
TASTY BAKING COMPANY AUDIT COMMITTEE CHARTER
DIRECTIONS TO THE UNION LEAGUE OF PHILADELPHIA
PRER14A FOR TASTY BAKING COMPANY

TASTY BAKING COMPANY
2801 Hunting Park Avenue
Philadelphia, Pennsylvania 19129

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 7, 2004

To Our Shareholders:

     The Annual Meeting of Shareholders of Tasty Baking Company (the “Company”) will be held at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania 19102, on Friday, May 7, 2004 at 11:00 a.m., for the following purposes:

(1)	to elect three directors in Class 3 to hold office until the Annual Meeting of Shareholders in 2007, and until their successors are elected and qualified;

(2)	to approve the amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of common stock from 15,000,000 to 30,000,000;

(3)	to ratify the selection of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 25, 2004; and

(4)	to transact any other business that may properly come before the meeting or any adjournment or adjournments thereof.

     Only shareholders of record at the close of business on February 16, 2004, will be entitled to vote at the meeting.

By Order of the Board of Directors

Ronald O. Whitford, Jr.
Secretary

March 31, 2004
Philadelphia, Pennsylvania

PLEASE SIGN, MARK, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ADDRESSED REPLY ENVELOPE WHICH IS FURNISHED FOR YOUR CONVENIENCE. THIS ENVELOPE NEEDS NO POSTAGE IF MAILED WITHIN THE UNITED STATES.

TASTY BAKING COMPANY
2801 Hunting Park Avenue
Philadelphia, Pennsylvania 19129
215-221-8500

PROXY STATEMENT FOR THE
ANNUAL MEETING OF SHAREHOLDERS
MAY 7, 2004

INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Tasty Baking Company (the “Company”) to be used in voting at the Annual Meeting of Shareholders to be held on Friday, May 7, 2004 at 11:00 a.m., at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania 19102, or at any adjournment or adjournments thereof. This Proxy Statement, the Notice of Annual Meeting, the Proxy and the Company’s 2003 Annual Report, including Consolidated Balance Sheets as of December 27, 2003 and December 28, 2002 and Consolidated Statements of Operations and Retained Earnings, Changes in Capital Accounts and Cash Flows for the fiscal years ended December 27, 2003, December 28, 2002 and December 29, 2001 have been mailed on or about March 31, 2004 to each shareholder of record at the close of business on February 16, 2004.

     Please sign, mark and complete the enclosed Proxy and return it in the addressed reply envelope which is furnished for your convenience. If any matters that are not specifically set forth on the Proxy and in this Proxy Statement properly come before the Annual Meeting, the proxies intend to vote on those matters in accordance with their reasonable business judgment.

     A Proxy in the form enclosed, if duly signed, marked, and received in time for voting, will be voted in accordance with the directions of the shareholders. The persons designated as the proxies shall have the discretionary authority to vote cumulatively for the election of directors and to distribute such votes among the nominees standing for election (except as otherwise instructed by a shareholder in the accompanying Proxy) to assure the election of the nominees of the Board of Directors. The giving of a Proxy does not prevent you from voting in person should you so desire. Under Pennsylvania law, a shareholder may revoke a Proxy by giving written notice to the Secretary of the Company at the address of the principal executive offices or in open meeting, but the revocation will not affect any vote previously taken.

     The expense of soliciting Proxies for the Annual Meeting, including the cost of preparing, assembling and mailing the Notice of Annual Meeting, Proxy and Proxy Statement, will be paid by the Company. The solicitation will be made by the use of the mails and through brokers and banking institutions and may also be made by officers and regular employees of the Company. Proxies may be solicited by personal interview, mail, telephone and possibly by facsimile transmission. In addition, the Company may choose to use the services of an independent proxy solicitation firm to assist with the solicitation of proxies. At the Annual Meeting, in accordance with past practice, shareholders will be requested to approve the minutes of the 2003 Annual Meeting of Shareholders. The approval requested will be for the minutes, and not the underlying actions taken by the shareholders at that meeting.

     In this Proxy Statement, and unless otherwise provided, the term “executive officers” refers to the President and Chief Executive Officer; the Senior Vice President and Chief Financial Officer; the Senior Vice President and Chief Marketing Officer; the Senior Vice President, Supply Chain; the Vice President, Human Resources; the Vice President, Sales; and the Chief Information Officer.

VOTING SECURITIES

     General

     Each holder of record of the Company’s Common Stock, par value $0.50 per share, at the close of business on February 16, 2004, is entitled to one vote per share on matters that come before the meeting, except that cumulative voting rights may be exercised with respect to the election of directors. At the close of business on February 16, 2004, there were outstanding 8,095,886 shares of the Company’s Common Stock entitled to vote at the Annual Meeting.

     Under the Pennsylvania Business Corporation Law of 1988, as amended, and the Company’s By-Laws, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on a particular matter constitutes a quorum to take action at a shareholders’ meeting. Shares which are present, or represented by a proxy, will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on a matter (“Abstentions”) or whether a broker with discretionary authority fails to exercise its discretionary authority to vote shares with respect to the matter (“Broker Non-Votes”). The nominees for election as directors receiving the highest number of votes, up to the number of directors to be elected (three), will be elected. The affirmative vote of at least a majority of the votes cast at the Annual Meeting of Shareholders by all shareholders entitled to vote thereon is required to adopt any other proposal. For voting purposes, only shares voted either for or against the adoption of a proposal or the election of directors, and neither Abstentions nor Broker Non-Votes, will be counted as voting in determining whether a proposal is approved or a director is elected. As a consequence, Abstentions and Broker Non-Votes will have no effect on the adoption of a proposal or the election of a director.

     Cumulative Voting

     A shareholder wishing to exercise cumulative voting rights in the election of directors may multiply the number of shares which he or she is entitled to vote by the total number of directors to be elected (three) to determine the total number of votes he or she may cast. The shareholder may then distribute the total number of votes among one or more nominees in the proportion he or she desires. The proxies shall have the discretionary authority to vote cumulatively and to distribute such votes among the nominees so as to assure the election of the nominees of the Board of Directors, except for nominees as to whom a shareholder withholds authority to vote and except where a shareholder has directed that votes be cast cumulatively by specific instructions to the proxies.

PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth, as of February 16, 2004, the shares of the Company’s Common Stock held by shareholders of the Company who were known by the Company to own beneficially more than 5% of its outstanding Common Stock, by the directors and nominees, by the named executive officers, and by all directors and executive officers of the Company as a group.

	Amount and Nature of Beneficial Ownership(1)
Name and Address of					Percent of
Beneficial Owner	Direct		Indirect		Shares (1)
DePrince, Race & Zollo, Inc. 201 S. Orange Ave., Suite 850 Orlando, FL 32801	—		641,600		7.9%
The TCW Group, Inc. 865 South Figueroa Street Los Angeles, CA 90017	—		591,779		7.3%
Philip J. Baur, Jr. 509 Twin Silo Dr. Blue Bell, PA 19422	44,269	(5)	477,125	(2)(3)(4)	6.4%
Wachovia Bank, N. A. One Wachovia Center Charlotte, NC 28288	—		468,449	(2)	5.8%

	Amount and Nature of Beneficial Ownership (1)
Name of Director, Nominee					Percent of
and/or Executive Officer	Direct		Indirect		Shares(1)
Fred C. Aldridge, Jr.	72,295	(6)	—		*
Philip J. Baur, Jr.	44,269	(6)	477,125	(2)(3)(4)	6.4%
G. Fred DiBona, Jr.	18,575	(6)	—		*
Ronald J. Kozich	2,250		—		*
James E. Ksansnak	21,000		—		*
Charles P. Pizzi	39,000	(7)	—		*
Judith M. von Seldeneck	27,186	(6)	—		*
David J. West	—		—		*
David S. Marberger	12,500	(7)	—		*
Vincent A. Melchiorre	12,700	(7)	—		*
Nancy K. O’Toole	14,000	(7)	—		*
John M. Pettine (8)	44,816	(7)	35,302	(9)	*
All Directors, Nominees and Executive Officers as a Group (14 persons)	308,591	(6)(7)	512,427	(2)(3)(4)(9)	10.1%

*	Representing less than 1% of the outstanding stock.

(1)	Based on information furnished to the Company by the respective shareholders, or contained in filings made with the Securities and Exchange Commission. For purposes of this table, if a person has or shares voting or investment power with respect to any shares, they are considered beneficially owned by that person under rules of the Securities and Exchange Commission. As a result, in some cases, the same shares are listed opposite more than one name in the table. The table also includes shares which are the subject of stock options granted to certain officers and directors of the Company under stock option plans or grants by the Company to the extent presently exercisable or exercisable within sixty days of February 16, 2004. Those shares are deemed outstanding for the purpose of computing the percentage ownership of those officers and directors individually and in the aggregate.

(2)	A total of 365,542 shares are held in two trusts created under the will of Philip J. Baur, deceased, of which Wachovia Bank, National Association, and Philip J. Baur, Jr. are co-trustees. Philip J. Baur, Jr. shares investment power with the bank and has sole power to vote all of the shares held in the two trusts.

(3)	Includes 87,070 shares held in a trust created by Emma M. Baur, deceased. Philip J. Baur, Jr. is a co-trustee and shares voting and investment power with an individual co-trustee.

(4)	Includes (i) 13,000 shares owned by the Philippian Foundation, a charitable foundation of which Mr. Baur is trustee and has sole voting and investment power, and (ii) 11,513 shares owned by Mr. Baur’s spouse.

(5)	Includes 15,271 shares held in revocable trust under deed of Philip J. Baur, Jr. dated June 3, 1983, as amended.

(6)	Includes (i) presently exercisable replacement options for 20,046 shares granted to Mr. Aldridge under the Company’s 1993 Replacement Option Plan (P & J Spin-Off) and (ii) presently exercisable options granted by the Board of Directors of 16,875 shares each to Messrs. Aldridge, Baur and DiBona and Ms. von Seldeneck.

(7)	Includes presently exercisable options of 30,000, 10,000, 10,000, 10,000 and 4,000 shares for Messrs. Pizzi, Marberger, Melchiorre and Pettine and Ms. O’Toole, respectively, granted to them under the Company’s 1985 Stock Option Plan, 1991 Long Term Incentive Plan, 1994 Long Term Incentive Plan, 1997 Long Term Incentive Plan and 2003 Long Term Incentive Plan.

(8)	During fiscal 2003, Mr. Pettine was Executive Vice President and Chief Financial Officer until February 6, 2003. Thereafter, he served as Executive Vice President until December 27, 2003. Mr. Pettine entered into a Personal Leave Agreement on December 27, 2003, pursuant to the terms of which he resigned from the Board of Directors and went on personal leave status until December 31, 2004 (see p. 15).

(9)	Represents 35,302 shares owned by Mr. Pettine’s spouse.

DIRECTORS AND EXECUTIVE OFFICERS — PROPOSAL NO. 1

     At the Annual Meeting, three persons will be elected to the Board of Directors as Class 3 directors to serve for three years until the Annual Meeting in 2007 and their successors are elected and qualified. The Company’s Articles of Incorporation and By-Laws, as amended by the Shareholders at the Annual Meeting held on April 24, 1998, provide for three classes of directors with staggered terms of three years each. At present, Class 1 directors will hold office until the Annual Meeting in 2005 and Class 2 directors will hold office until the Annual Meeting in 2006, with the members of each class to hold office until their successors are elected and qualified.

     Listed below are the nominees for the Board of Directors, as well as the remaining directors and executive officers of the Company. Ms. von Seldeneck and Messrs. Baur and West are incumbent directors nominated by the Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee. The Board of Directors elected Mr. West to serve as a Class 3 Director filling a vacancy on December 5, 2003. Any Proxy not specifically marked will be voted by the named proxies for the election of the nominees named below, except as otherwise instructed by the shareholders, provided that, as set forth above, the proxies have discretionary authority to cumulate their votes. It is not contemplated that any of the nominees will be unable or unwilling to serve as a director, but, if that should occur, the Board of Directors reserves the right to nominate another person.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE FOLLOWING NOMINEES:

NOMINEES FOR DIRECTORS — CLASS 3 (TERM EXPIRES AT ANNUAL MEETING IN 2007):

     Philip J. Baur, Jr. (age 73) — Mr. Baur has served as a Director of the Company since 1954 and served as Chairman of the Board from April, 1981 to January, 1998. On December 31, 1987, Mr. Baur retired as President of Tastykake, Inc., a position he had held for more than fourteen years.

     Judith M. von Seldeneck (age 63) — Ms. von Seldeneck has served as a Director of the Company since July, 1991. She is the Chairman of Diversified Search Companies, a general executive search firm and subsidiary of MPS Group, Inc. Ms. von Seldeneck is also a Director of Citizens Bank of Pennsylvania, Teleflex Incorporated, Caron Foundation and the Greater Philadelphia Chamber of Commerce, and Chair of the Hyde School, the Association of Executive Search Consultants, and the National Association of Corporate Directors, Philadelphia.

     David J. West (age 40) — Mr. West has served as a Director of the Company since December, 2003. Since December, 2002, Mr. West served as Senior Vice President, Sales of Hershey Foods Corp. From June, 2001 to December, 2002, Mr. West has served as Hershey Foods Corp.’s Senior Vice President, Business Planning and Development. Prior to joining Hershey Foods Corp., Mr. West was employed by Kraft Foods Inc. as Senior Vice President, Finance from November, 1999 to June, 2001 and as Vice President, Planning from February, 1997 to November, 1999.

DIRECTORS — CLASS 1 (TERM EXPIRES AT ANNUAL MEETING IN 2005):

     Fred C. Aldridge, Jr. (age 70) — Mr. Aldridge has served as a Director of the Company since April, 1981. He retired as a partner from the Philadelphia law firm of Stradley, Ronon, Stevens & Young, LLP, counsel to the Company, on December 31, 1997. Mr. Aldridge continues to practice law and had previously represented the Company as outside legal counsel. On February 28, 2003, Mr. Aldridge resigned as counsel and no longer provides legal services to the Company. Mr. Aldridge is President of The Grace S. and W. Linton Nelson Foundation, a charitable foundation, and Vice President/Special Counsel to the Independent Trustees/Directors of each of the Funds in the Delaware Investments Family of Funds.

     G. Fred DiBona, Jr. (age 53) — Mr. DiBona has served as a Director of the Company since April, 1996. He has been President and Chief Executive Officer and a Director of Independence Blue Cross since 1990. He is also a Director of Aqua America, Inc. (formerly Philadelphia Suburban Corporation), Crown Holdings, Inc., Exelon Corporation, Eclipsys Corporation and The GEO Group, Inc. (formerly Wackenhut Corrections Corporation), and a past Chairman of the Blue Cross and Blue Shield Association. Independence Blue Cross is the principal provider of health insurance to the Company’s employees.

DIRECTORS — CLASS 2 (TERM EXPIRES AT ANNUAL MEETING IN 2006):

     Ronald J. Kozich (age 64) — Mr. Kozich has served as a Director since December, 2000. Mr. Kozich retired as a partner from Ernst & Young LLP on September 30, 1999. Prior to his retirement, he was the managing partner of Ernst & Young LLP, Philadelphia. Mr. Kozich is a member of the Board of Directors of CDI Corporation, Board of Directors of IPR International, LLC and a Director of the Greater Philadelphia Chamber of Commerce.

     James E. Ksansnak (age 64) — Mr. Ksansnak has served as a Director and Chairman of the Board of Directors since May, 2003. Mr. Ksansnak is a Director of ARAMARK Corporation and was Vice Chairman of ARAMARK from May, 1997 until February, 2001. Prior to May, 1997, he was Executive Vice President and Chief Financial Officer of ARAMARK. He is also a Director of CSS Industries, Inc.

     Charles P. Pizzi (age 53) — Mr. Pizzi has served as a Director, President and Chief Executive Officer of the Company since October, 2002. Prior to joining the Company, Mr. Pizzi served as President and Chief Executive Officer of the Greater Philadelphia Chamber of Commerce from April, 1989 until October, 2002. He serves on the Boards of Directors for Vestaur Securities, Inc. and Independence Blue Cross, the Board of Trustees for Brandywine Realty Trust and the Board of Advisors for The Day & Zimmerman Group, Inc.

EXECUTIVE OFFICERS (Not Also Directors):

     Autumn R. Bayles (age 33) — Ms. Bayles joined the Company as Chief Information Officer on August 1, 2003. Prior to joining the Company, Ms. Bayles was Managing Principal Consultant for IBM Business Consulting Services, a division of IBM, from October, 2002 to August, 2003; Managing Principal Consultant for PwC Consulting, a division of PricewaterhouseCoopers LLP, from November, 2001 to October, 2002 when IBM Business Consulting Services acquired PwC Consulting; Director of Consulting at Destiny Websolutions from March, 2001 to October, 2001; Technology Management Consultant at Safeguard Scientifics, Inc. from March, 2000 to March, 2001; and various consultant positions, including Staff Consultant, Senior Consultant, Managing Consultant, Senior Management Consultant and Principal Consultant, at PwC Consulting from 1992 to March, 2000.

     Robert V. Brown (age 45) — Mr. Brown rejoined the Company in February, 2003 and was elected Vice President, Sales in August, 2003. Prior to joining the Company, Mr. Brown was District Sales Manager for Lance, Inc. from January, 2002 to February, 2003. Mr. Brown was previously employed by the Company from 1984 to December, 2001 and served as Director, Route Sales, from 1993 to 2001.

     David S. Marberger (age 39) — Mr. Marberger was elected Senior Vice President and Chief Financial Officer on February 5, 2003. Prior to joining the Company, Mr. Marberger was employed by Campbell Soup Company as Vice President, Finance, Food and Beverage Division, from September, 2001 until February, 2003; Vice President, Finance, Away from Home Division, from August, 2000 until September, 2001; Finance Director, U.S. Soup Division, from August, 1999 until August, 2000; Worldwide Audit Director from April, 1998 until August, 1999; and Manager Financial Planning and Analysis, Corporate Development from April, 1997 until April, 1998.

     Vincent A. Melchiorre (age 43) — Mr. Melchiorre was elected Senior Vice President and Chief Marketing Officer on January 21, 2003. Prior to joining the Company, Mr. Melchiorre was employed by Campbell Soup Company as Vice President, Biscuit Marketing for Pepperidge Farm from May, 2000 until January, 2003 and Business Director, Red and White Soup, from 1997 until May, 2000.

     Nancy K. O’Toole (age 49) — Ms. O’Toole was elected Vice President, Human Resources, on March 3, 2003. Prior to joining the Company, Ms. O’Toole was Director, Human Resources, for Stroehmann Bakeries, L.C. from May, 1996 until February, 2003.

     Blake W. Thompson (age 49) — Mr. Thompson was elected Senior Vice President, Supply Chain, on February 16, 2004. Prior to joining the Company, Mr. Thompson was Region Vice President of Operations, Northeast Region, from November, 2001 to February, 2004, and Director of Operations, Carolinas Region, from May, 1996 to November, 2001 for Frito Lay, Inc., a division of PepsiCo.

DIRECTOR ATTENDANCE AND COMPENSATION

     Attendance

     During the fiscal year ended December 27, 2003, seven meetings of the Board of Directors were held. In addition, an aggregate of seventeen meetings of the committees of the Board of Directors were held in that period. During 2003, each incumbent director attended at least 94% of the regularly scheduled and special meetings of the Board and its committees on which he or she served. The average attendance of all directors at all Board and committee meetings during 2003 was 99%. While the Company does not have a formal, written attendance policy requiring directors to attend the annual meeting of shareholders, the Board of Directors strongly encourages all directors to attend the annual meeting. All incumbent directors of the Company who were directors as of the meeting date attended the 2003 Annual Meeting of Shareholders.

     Executive Sessions

     The Board of Directors meets at least once annually in an executive session of the independent directors of the Board. Mr. Ksansnak, the independent Chairman of the Board, presides over the executive sessions of the independent directors.

     Compensation

     During fiscal year 2003, the Company paid an annual retainer fee of $15,000 to non-officer directors and an additional annual retainer fee of $1,000 for each committee on which a non-officer director served as chairman. Non-officer directors were paid a fee of $1,000 for each Board and committee meeting attended. As of January 1, 2004, the Company will pay an annual retainer fee of $15,000 to non-officer directors and an additional retainer fee of $5,000 for the independent Chairman of the Board, $4,000 for the Chair of the Audit Committee, $2,500 for the Chair of the Compensation Committee and $2,500 for the Chair of the Nominating and Corporate Governance Committee. Non-officer directors will be paid a fee of $1,000 for each Board and committee meeting attended.

     During the Company’s last fiscal year, the Company paid Mr. Aldridge, a Director of the Company, $18,750 in consideration for legal services rendered to the Company. Mr. Aldridge resigned as counsel to the Company on February 28, 2003 and no longer provides legal services to the Company.

     On August 7, 2003, upon the approval of the Board of Directors, the Compensation Committee awarded stock options to all non-officer directors pursuant to the 2003 Long Term Incentive Plan. Messrs. Aldridge, Baur, DiBona, Kozich and Ksansnak and Ms. von Seldeneck were awarded 7,000, 5,000, 7,000, 10,000, 15,000 and 7,000 stock options, respectively with an exercise price of $10.78 equal to the closing price for the Company’s Common Stock on the date of grant. On December 5, 2003, Mr. West was elected to the Board of Directors, and on February 4, 2004 he was granted 5,000 stock options with an exercise price of $10.32 equal to the closing price for the Company’s Common Stock on the date of grant. These option grants will vest in equal one-third increments on the first, second and third anniversaries of the date of grant. In addition, any shares obtained through the exercise of these options may not be sold or transferred, other than for the payment of taxes incurred in the exercise of such options, for a five-year holding period which ends on the fifth anniversary of the date of grant.

     Non-officer directors who have ceased to be directors and who have reached age 65 with five or more years of service on the Board of Directors are entitled to receive an annual retirement benefit equal to the amount of the annual retainer fee in effect on the date the director ceases to be a director (but not less than $16,000 for directors serving on June 30, 1993). This benefit will be paid monthly to the retired director until the earlier of the death of the retired director or for the number of years of credited service of such director as a member of the Board of Directors of the Company.

     The Company has entered into a Trust Agreement with Wachovia Bank, N. A. for the benefit of directors. Under this Trust Agreement the Company is obligated to deposit sufficient funds with the Trustee to enable it to purchase annuity contracts to fund the directors’ retirement benefits in the event of a change in control of the Company.

     Director Independence

     The Board has determined that, except for Charles P. Pizzi, President and Chief Executive Officer of the Company, none of the Directors, including the nominees for election to the Board of Directors at the 2004 Annual Meeting of Shareholders, has a material relationship with the Company under the New York Stock Exchange listing standards, and that each is an independent director. Accordingly, seven of the eight Directors and nominees are independent.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee consisting of directors who the Board has affirmatively determined are “independent” as defined in the New York Stock Exchange Listing Standards. Mr. Ksansnak, the independent Chairman of the Board, participates on each committee as an ex officio member. Each Committee operates pursuant to a charter approved by the Board of Directors, copies of which will be available on the Company’s website at www.tastykake.com, under the “Investor Relations-Corporate Governance” captions, on or before the date of the Annual Meeting or upon written request directed to the Secretary of the Company at 2801 Hunting Park Avenue, Philadelphia, Pennsylvania 19129. A copy of the Company’s Audit Committee Charter is also attached as Appendix A to this Proxy Statement.

     The Audit Committee has the responsibility to assist the Board of Directors in its oversight of the integrity of the Company’s financial statements, the qualification and independence of the Company’s independent auditors, and the performance of the independent auditors and the Company’s internal audit personnel. The Committee oversees the Company’s financial reporting process, hires and sets the compensation of the Company’s independent auditors, pre-approves all audit and non-audit engagements of the Company’s independent auditors, reviews reports from the Company’s independent auditors and the Company’s financial statements, monitors and informs the Board of the Company’s accounting policies and internal controls, reviews the scope of the audit, and monitors the quality and objectivity of the Company’s financial statements and the independence of the Company’s independent auditors. In addition, pursuant to its Charter, the Committee performs an annual evaluation of its performance and the adequacy of the Committee’s Charter. Ronald J. Kozich is Chairman of the Audit Committee and Fred C. Aldridge, Jr., and Philip J. Baur, Jr. are members of the Committee. James E. Ksansnak is an ex officio member of the Committee. G. Fred DiBona, Jr. was also a member of the Committee until March 26, 2003 at which time he resigned from the Committee to chair the Nominating and Corporate Governance Committee. The Board of Directors has determined that each member of the Committee is “independent” and “financially literate” as the Board of Directors has interpreted such qualifications in its business judgment, all as required by the applicable New York Stock Exchange Listing Standards. The Board of Directors has also determined that each member of the Committee is “independent” as defined under Section 301 of the Sarbanes-Oxley Act of 2002, and the regulations thereunder. In addition, the Board of Directors has determined that Ronald J. Kozich is an “audit committee financial expert” as defined by the rules under the Securities Exchange Act of 1934 (the “Exchange Act”) and is “independent” as defined in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. During the fiscal year ended December 27, 2003, there were eight meetings of the Audit Committee.

     The Compensation Committee has the responsibility to evaluate the performance of the President and Chief Executive Officer and other executive officers; to review, determine and approve, together with the independent directors of the Board, the compensation of the President and Chief Executive Officer and the other executive officers of the Company, including salary, bonus and benefits under the various compensation plans maintained by the Company; to administer, determine and grant options and awards under the 1994 Long Term Incentive Plan, 1997 Long Term Incentive Plan and 2003 Long Term Incentive Plan; and to oversee the administration and performance of all employee benefit retirement plans offered by the Company. Judith M. von Seldeneck is Chairperson of the Compensation Committee and G. Fred DiBona, Jr. and Ronald J. Kozich are members of the Committee. James E. Ksansnak is an ex officio member of the Committee. During the fiscal year ended December 27, 2003, the Committee held six meetings and met on December 5, 2003 and February 4, 2004 to review and make recommendations for bonuses under the Management Incentive Plan for 2003, bonus targets under the Management Incentive Plan for 2004, and salary adjustments for 2004.

     The Nominating and Corporate Governance Committee has the responsibility to review, consider and make recommendations to the Board concerning the size, function and needs of the Board and its committees; no less frequently than annually, to review and make recommendations to the Board of Directors with respect to the Company’s Corporate Governance Guidelines; to establish the criteria and qualifications for Board and committee membership; and to identify, consider and recommend to the Board candidates for election as directors to fill vacancies on the Board and for submission annually to shareholders for whom proxies shall be solicited by the Board. G. Fred DiBona is Chairman of the Nominating and Corporate Governance Committee and Fred C. Aldridge, Jr. and Philip J. Baur, Jr. are members of the Committee. James E. Ksansnak is an ex officio member of the Committee. During the fiscal year ended December 27, 2003, there were four meetings of the Committee. The Committee met on March 10, 2004 to consider and recommend the candidates to be nominated for election as directors at the 2004 Annual Meeting.

CORPORATE GOVERNANCE

     Code of Business Conduct

     Each of the Company’s directors, officers and employees are required to comply with the Tasty Baking Company Code of Business Conduct adopted by the Company. The Code of Business Conduct sets forth policies covering a broad range of subjects and requires strict adherence to laws and regulations applicable to the Company’s business. The Code of Business Conduct will be available on the Company’s website at www.tastykake.com, under the “Investor Relations-Corporate Governance” captions, on or before the date of the Annual Meeting. A copy of the Company’s Code of Business Conduct may also be obtained, without charge, by any shareholder upon written request directed to the Secretary of the Company at 2801 Hunting Park Avenue, Philadelphia, Pennsylvania 19129. The Company will post to its website any amendments to the Code of Business Conduct, or waiver from the provisions thereof for principal executive officers or directors, under the “Investor Relations-Corporate Governance-Code of Business Conduct-Waivers” caption.

     Corporate Governance Guidelines

     The Board of Directors has adopted the Tasty Baking Company Corporate Governance Guidelines which outline the responsibilities of the Board of Directors, director selection criteria and procedures, board composition criteria and various policies and procedures designed to ensure effective governance. These Guidelines will be reviewed annually by the Nominating and Corporate Governance Committee to determine effective compliance and implementation and may be revised from time to time. The Corporate Governance Guidelines will be available on the Company’s website at www.tastykake.com, under the “Investor Relations-Corporate Governance” captions, on or before the date of the Annual Meeting or upon written request directed to the Secretary of the Company at 2801 Hunting Park Avenue, Philadelphia, Pennsylvania 19129.

     Nomination Process and Qualifications for Director Nominees

     The Nominating and Corporate Governance Committee has established certain procedures and criteria for the selection of nominees for election to the Board of Directors. The Committee determines, and reviews with the Board on an annual basis, the desired skills and characteristics for directors as well as the composition of the Board as a whole. Nominees should satisfy at a minimum the following criteria in order to qualify for consideration to serve on the Board of Directors: possess the highest personal and professional ethics, integrity and judgment; have the ability and willingness to commit the necessary time and energy to prepare for, attend and participate in the meetings of the Board and one or more of its standing committees; have relevant background and experience that complement the background and experience of the other directors; have a proven record of competence and accomplishment through demonstrated leadership in a profession, business, education or government service as a director, chief executive officer or senior management executive, including financial, accounting, legal, sales, marketing and other relevant experience, that will enhance the perspective and effectiveness of the Board, including perspectives resulting from diversity in the experience and background of such nominee; be a shareholder or be willing to become a shareholder of the Company; and have the willingness and ability to represent the interests of all shareholders rather than any special interest or constituency while keeping in perspective the interests of the Company’s employees, customers, local communities and other constituencies.

     If nominations are required for election at an Annual Meeting of Shareholders, the Committee will first consider the nomination of the current directors whose terms are expiring including their past performance on the Board, along with the criteria set forth above, in determining whether to nominate them for re-election. In connection with nominations for elections at annual meetings of shareholders or to fill vacancies in the Board at annual or special meetings of shareholders, the Committee may solicit the current members of the Board for the names of potential qualified candidates. In addition, the Committee may ask the directors to pursue their own business contacts for the names of potentially qualified candidates. The Committee may retain director search firms as it determines necessary in its own discretion.

     The Committee will also consider director candidates recommended by shareholders in the same manner in which the Committee would evaluate director nominees recommended through the process described above; provided that the following requirements are met: the shareholder provides documentation evidencing his or her ownership interest in the Company; the recommended individual meets the criteria set forth above; the shareholder nomination provides at a minimum comprehensive written information relating to the recommended individual’s business experience and background, including but not limited to, his or her complete name, age, address, principal occupation, directorships, positions and offices held, name and principal business of any corporation or other organization in which such positions were held, affiliation with the Company; family relationships with any director, executive officer or other nominee, and any arrangements or understandings between him or her and any other person pursuant to which he or she was nominated as a director; additional written information regarding any legal proceedings in the preceding five years in which the recommended individual was involved as required in Regulation S-K, Item 401(f); and a written consent executed by the recommended individual stating that he or she desires to be considered as a nominee and, if elected, that he or she will serve as a director. All shareholder nominations must be received by the Secretary of the Company between 90 and 120 days prior to the first anniversary of the mailing date of the prior year’s proxy statement for the Company’s annual meeting of shareholders. In the event the annual meeting of shareholders is moved by more than 30 days from the anniversary date of the preceding annual meeting or in the case of a special meeting of shareholders called for the purpose of electing directors, then notice must be given not later than the close of business on the 5th day following the date on which public disclosure of the meeting date was made.

     The Committee will consider the director candidates derived from the foregoing process and make its recommendations to the full Board of Directors for approval.

     Communicating with Directors

     Shareholders who wish to communicate with the Board of Directors, the non-management directors or an individual director may do so by sending a letter to the Secretary of the Company at 2801 Hunting Park Avenue, Philadelphia, Pennsylvania 19129. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication”. The Secretary has been authorized to screen commercial solicitations and materials which pose security risks, are unrelated to the business or governance of the Company, or are otherwise inappropriate. All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all or individual members of the Board. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table discloses compensation received by the Company’s Chief Executive Officer and the four other most highly paid executive officers in fiscal 2003 for the three fiscal years ended December 27, 2003, December 28, 2002 and December 29, 2001.

SUMMARY COMPENSATION TABLE (1)

	Annual Compensation			Long-Term Compensation
				Stock	LTIP	All Other
Name and Principal Position	Year	Salary	Bonus	Options (2)	Payout (3)	Compensation (4)
	2003	$400,000	—	85,000	—	$8,564
C. P. Pizzi (5)	2002	92,316	$70,350	75,000	—	1,084
President & CEO	2001	—	—	—	—	—

	2003	203,322	—	68,500	—	—
D. S. Marberger (6)	2002	—	—	—	—	—
Senior Vice President & CFO	2001	—	—	—	—	—

	2003	207,307	—	68,500	—	131,581
V. A. Melchiorre (6)	2002	—	—	—	—	—
Senior Vice President & CMO	2001	—	—	—	—	—

N. K. O’Toole (6)	2003	119,904	—	40,000	—	1,995
Vice President, Human	2002	—	—	—	—	—
Resources	2001	—	—	—	—	—

J. M. Pettine (7)	2003	223,000	—	—	—	679
Former Executive Vice	2002	223,000	—	—	—	679
President	2001	214,000	72,000	—	$74,917	674

(1)	This table does not include columns for Other Annual Compensation and Restricted Stock Awards for which there are no amounts to report. The amount of Other Annual Compensation paid to the named executive officers was in each case for perquisites which are not reportable since they did not exceed the lesser of $50,000 or 10% of salary and bonus as reported for each named executive officer.

(2)	See description on page 11. No stock options were awarded during fiscal 2001.

(3)	On December 17, 1999 the Board of Directors conditionally granted shares of Company Common Stock to executive officers and managers to be distributed in one-third installments in the event that the Company’s stock price achieved the target prices of $12, $14 and $16 for five consecutive trading days (the “Targets”) prior to December 17, 2002. On January 24, 2001 the Company’s stock price equaled or exceeded the $14 Target and the second third of the shares granted was earned by the executive officers and managers. Mr. Pettine was awarded 2,338 shares which were valued at the closing price for the Company’s Common Stock on January 24, 2001 ($15.75). On February 23, 2001 the Company’s stock price equaled or exceeded the $16 Target and the final third of the shares granted was earned by the executive officers and managers. Mr. Pettine was awarded 2,337 shares which were valued at the closing price for the Company’s Common Stock on February 23, 2001 ($16.30). In fiscal 2001, the Board of Directors approved the Restricted Stock Incentive Plan which was approved by shareholders at the 2001 Annual Meeting. On December 31, 2000 restricted stock awards were made to certain executive officers with an earnings target of an increase in the Company’s cumulative earnings per share for fiscal years 2001 through 2003 (the “Measurement Period”) by a compound annualized rate of 10% per year over reported earnings for fiscal year 2000. Mr. Pettine was awarded 10,000 shares on December 31, 2000 under the Restricted Stock Incentive Plan. Since the restricted stock awards were subject to performance-based conditions on vesting, these shares have not been included in the table. On February 4, 2004, the Compensation Committee determined that the earnings targets were not met and all restricted stock awards were forfeited.

(4)	Includes contributions made for Messrs. Pizzi, Melchiorre and Pettine and Ms. O’Toole in the amounts of $439, $150, $600 and $150, respectively, under the Company’s Thrift Plan and term life insurance premiums paid on behalf of each executive. Messrs. Pizzi, Melchiorre and Pettine and Ms. O’Toole received imputed values of $8,125, $2,520, $79 and $1,845, respectively, for term life insurance premiums. In addition, this amount includes $128,911 for costs relating to Mr. Melchiorre’s relocation in 2003.

(5)	Mr. Pizzi joined the Company as President and Chief Executive Officer on October 7, 2002. As an inducement to join the Company, Mr. Pizzi was granted 4,000 shares of the Company’s Common Stock which was valued at the closing price on October 7, 2002 ($11.30). The amount appearing in the “Bonus” column for Mr. Pizzi represents the value of this stock award and the tax “gross up.”

(6)	Messrs. Melchiorre and Marberger and Ms. O’Toole joined the Company on January 21, 2003, February 6, 2003 and March 3, 2003, respectively.

(7)	During fiscal 2003, Mr. Pettine was Executive Vice President and CFO until February 5, 2003. Thereafter, he served as Executive Vice President until December 27, 2003. Mr. Pettine entered into a Personal Leave Agreement on December 27, 2003, pursuant to the terms of which he resigned from the Board of Directors and went on personal leave status until December 31, 2004 (see p. 15 ).

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth the options to purchase shares of the Company’s Common Stock that were granted to the named executive officers during the fiscal year ended December 27, 2003.

	Individual Grants
	Number	% of Total
	of Securities	Options/SARs
	Underlying	Granted	Exercise or
	Options/SARs	to Employees in	Base Price		Present Value on
Name (1)	Granted	Fiscal Year	($ per share)	Expiration Date	Grant Date (2)
C. P. Pizzi	85,000	20.8%	$10.78	8/7/13	$186,150
D. S. Marberger	43,500	10.7%	10.78	8/7/13	92,265
	25,000	6.1%	9.52	2/3/13	57,750
V. A. Melchiorre	43,500	10.7%	10.78	8/7/13	92,265
	25,000	6.1%	8.95	1/21/13	54,750
N. K. O’Toole	30,000	7.4%	10.78	8/7/13	65,700
	10,000	2.5%	7.62	3/3/13	18,500

(1)	As an inducement to join the Company, Messrs. Marberger and Melchiorre and Ms. O’Toole were awarded options to purchase 25,000, 25,000 and 10,000 shares of Common Stock, respectively, upon their first date of employment with the Company with an exercise price equal to the closing price of the Company Common Stock on such date. The first date of employment for Messrs. Marberger and Melchiorre and Ms. O’Toole was February 3, 2003, January 21, 2003 and March 3, 2003, respectively. These option grants vest in equal one-fifth increments on the date of grant and each anniversary of the date of grant thereafter. On August 7, 2003, the Compensation Committee awarded Messrs. Pizzi, Marberger and Melchiorre and Ms. O’Toole options to purchase 85,000, 43,500, 43,500 and 30,000 shares of Common Stock, respectively, with an exercise price equal to the closing price of the Company Common Stock on the date of grant ($10.78). These option grants vest in equal one-third increments on the first, second and third anniversaries of the date of grant. In addition, any shares obtained through the exercise of these options may not be sold or transferred, other than for the payment of taxes incurred in the exercise of such options, for a five-year holding period which ends on the fifth anniversary of the date of grant. No other named executive officer received option grants in fiscal 2003.

(2)	These values were calculated using the Black-Scholes option-pricing model based on the following assumptions: dividend yield of 3.31%, expected volatility of 33.81%, expected life of three years for all grants expiring on August 7, 2013 and five years for the remaining grants in the table, and risk-free interest rate of 2.83%.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

     The following table provides information on option exercises in fiscal year 2003 by the named executive officers and the value of such officers’ unexercised options on December 27, 2003.

			Number of Unexercised Options at			Value of Unexercised in-the-Money
	Number		Fiscal Year-End			Options at Fiscal Year-End (1)
	of Options	Value
Executive	Exercised	Realized	Total	Exercisable	Unexercisable	Total	Exercisable	Unexercisable
C. P. Pizzi	—	—	160,000	30,000	130,000	$62,500	$25,000	$37,500
D. S. Marberger	—	—	68,500	5,000	63,500	8,250	1,650	6,600
V. A. Melchiorre	—	—	68,500	5,000	63,500	22,500	4,500	18,000
N. K. O’Toole	—	—	40,000	2,000	38,000	22,300	4,460	17,840
J. M. Pettine	—	—	21,000	21,000	—	—	—	—

(1)	These columns represent the difference on December 27, 2003 between the market price of the Company’s stock ($9.85) and the option exercise price. Stock options with an exercise price greater than the market price had no value at the end of fiscal 2003.

PENSION PLAN

     The following table shows the approximate annual retirement benefits which will be payable under the Company’s Pension Plan and Supplemental Executive Retirement Plan at the normal retirement age of 65 (assuming continuation of the plans) for the specified years of service and levels of average remuneration. The amounts listed in this table do not include Social Security benefits to which executive officers may be entitled.

Final Average	Years of Service
Remuneration	15 or More Years
$125,000	$40,000
150,000	51,000
175,000	62,500
200,000	73,500
225,000	85,000
250,000	96,000
300,000	118,500
350,000	141,000

     The Company has a defined benefit, non-contributory pension plan which covers substantially all employees, including the executive officers named above. Annual amounts which are contributed to the plan and charged to expense during the year are computed on an aggregate actuarial basis and cannot be individually allocated. The remuneration covered by the plan includes salaries and bonuses paid to plan participants as reflected in the Summary Compensation Table (see p. 10). Benefits under the plan are calculated as a percentage of the average of the 60 highest consecutive calendar months of compensation paid by the Company during the last 120 calendar months of employment, which percentage depends on the employee’s total number of years of service. Benefits under the pension plan are coordinated with Social Security and are presently restricted under federal tax law to a maximum of $160,000 per year. Ms. O’Toole and Messrs. Pizzi, Marberger, Melchiorre and Pettine have approximately 1, 1¼, 1, 1 and 30¼ years of credited service under the plan, respectively.

     The Supplemental Executive Retirement Plan (“SERP”) was adopted by the Board of Directors effective February 18, 1983 in order to encourage executives to continue in the service of the Company. The SERP is designed to provide to certain executives upon their retirement a monthly supplemental retirement benefit equal to the difference between (i) 45% of the average of the 60 highest consecutive calendar months of compensation paid by the Company during the 120 calendar months immediately preceding the executive’s separation from service and (ii) the sum of the executive’s primary monthly Social Security Benefits, monthly payments which the executive would be eligible to receive under the Tasty Baking Company Pension Plan on a single life annuity basis, and any other monthly retirement benefits for which the executive is eligible. The SERP was amended by the Board of Directors on May 15, 1987 to provide for benefits to the surviving spouse of a deceased executive in the same percentage or proportion, if any, as the surviving spouse would be entitled to receive under the Tasty Baking Company Pension Plan.

     The Company has entered into a Trust Agreement with Wachovia Bank, N. A. for the benefit of the participants in the SERP. Under this Trust Agreement the Company is obligated to deposit sufficient funds with the trustee to enable it to purchase annuity contracts to fund the SERP in the event of a change in control of the Company.

     The retirement benefits which the Company is obligated to pay to Mr. Pizzi are defined in his Employment Agreement and a separate Supplemental Executive Retirement Plan Agreement dated as of October 7, 2002. The monthly retirement benefit which Mr. Pizzi will be entitled to receive, calculated on a single life annuity basis, is equal to the greater of (a) $1,308.30 multiplied by his years of service for the Company (up to a maximum of 10 years) or (b) 1.92% of his final average compensation multiplied by his years of service with the Company (up to a maximum of 10 years). In each case, the Company’s obligation will be offset by any accrued benefits paid under the Company’s pension plan. There is no offset for social security benefits.

     Under Mr. Pizzi’s SERP Agreement, he fully vested in his benefits as of October 7, 2003. Normal retirement age for Mr. Pizzi under his SERP Agreement is age 62. Assuming Mr. Pizzi works until age 62 and retires at that time, the Company will be obligated to pay not less than $157,000 of retirement benefits annually to Mr. Pizzi (single life annuity). The amount may be higher depending on his final average compensation with the Company, but in no event will it be less than $157,000. If Mr. Pizzi were to retire, become disabled or die prior to age 62, he or his surviving spouse would be entitled to receive the benefits under the SERP Agreement commencing on the latter of the date that Mr. Pizzi would have attained age 57, or the date of his actual death, retirement or disability. Such benefits will be reduced by a factor of 0.41666% for each month that the benefit commencement date precedes the date that Mr. Pizzi would have attained age 62. Mr. Pizzi’s income for calculating his retirement benefits is $420,000 per year. Mr. Pizzi has 11/4 years of credited service for purposes of his retirement benefits.

Employment, Change of Control and Termination Arrangements for Executives

     Mr. Pizzi. On August 14, 2002, the Company and Mr. Pizzi entered into an Employment Agreement under the terms of which Mr. Pizzi was hired to serve as Chief Executive Officer and President for a period of two years commencing October 7, 2002. The Agreement was subsequently amended on January 19, 2004 with regard to the change of control benefits provided thereunder. His Agreement will be automatically renewed for additional one year periods if not terminated by either Mr. Pizzi or the Company on at least 90 days notice prior to the end of the then current term. Pursuant to the Agreement Mr. Pizzi receives a base salary of not less than $400,000 per year, he is entitled to participate in the Management Incentive Plan providing cash bonuses to executive officers, and he received 4,000 shares of Common Stock which became fully vested upon commencement of his employment and options to purchase 25,000 shares of Common Stock in accordance with the provisions of the Company’s Long Term Incentive Plans. The Company also pays the premiums on a term life insurance policy in the amount of $1,000,000 for the benefit of Mr. Pizzi’s heirs. Other perquisites and benefits are provided to Mr. Pizzi commensurate with his position as President and Chief Executive Officer.

     In order to encourage Mr. Pizzi to leave his prior position and join the Company, the Company agreed to provide to Mr. Pizzi retirement benefits equivalent to not less than the retirement benefits that he would have received from his prior employer had he worked until age 62. Assuming Mr. Pizzi were to retire from the Company at age 62, the Company will be obligated to make retirement payments to Mr. Pizzi from its defined benefit pension plan and under a supplemental agreement in the aggregate of not less than $157,000 per annum. The amounts payable could be higher depending on Mr. Pizzi’s actual compensation during his tenure with the Company.

     In the event that Mr. Pizzi’s employment is terminated under any of the circumstances described below, he will be entitled to receive certain continuing compensation benefits from the Company: (i) termination by the Company without cause, (ii) if the Company elects not to renew Mr. Pizzi’s employment agreement, (iii) if Mr. Pizzi terminates employment for “good reason,” (iv) if Mr. Pizzi terminates employment after a change of control, or (v) if the Company terminates Mr. Pizzi’s employment (other than for cause) within 18 months after a change of control. The compensation benefits which Mr. Pizzi will be entitled to receive (other than in connection with a change of control) include: (a) two times his annual base salary payable over 24 months, (b) a cash bonus, payable each year during the two years following termination, equal to one-half of his average historical annual cash bonus multiplied by the percentage derived by dividing the aggregate bonuses awarded to all senior executives in each of such two years by the average annual cash bonuses received by such senior executives in the prior five fiscal years, and (c) acceleration of the vesting of all outstanding stock options. The compensation benefits which Mr. Pizzi will be entitled to receive as a result of termination of his employment in connection with a change of control include: (a) three times his annual base salary payable over 36 months, (b) a cash bonus, payable each year during the three years following termination, equal to his average historical annual cash bonus multiplied by the percentage derived by dividing the aggregate bonuses awarded to all senior executives in each of such three years by the average annual cash bonuses received by such senior executives in the prior five fiscal years, (c) medical and life insurance benefits for a period of 36 months after termination, subject to satisfying the insurability criteria of the applicable plan, and (d) acceleration of the vesting of all outstanding stock options, subject to any applicable shareholder approval requirement. Mr. Pizzi will be entitled to receive these benefits without any obligation to mitigate damages by seeking other employment; however, payment of such benefits is conditioned upon Mr. Pizzi’s signing a general release in favor of the Company.

     Mr. Pizzi will have the right to receive these benefits in the event of a change of control of the Company if he elects to leave the employment of the Company during the period beginning six months after the change of control and ending 18 months after the change of control or if the Company elects to terminate his employment (other than for cause) at any time within 18 months after the change of control. The Company is then obligated to make a gross up payment to Mr. Pizzi in the event that the payments to him upon a change of control constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), which are subject to the excise tax imposed by Section 4999 of the Code; provided that the Company shall not be obligated to make the gross up payment unless the after-tax value of the payment to Mr. Pizzi is at least $25,000. In no event shall the aggregate amount of the compensation benefits payable to Mr. Pizzi and all other senior executives of the Company as a result of a change of control exceed three percent (3%) of the total transaction value for such change of control. In the event the aggregate amount of compensation benefits payable on a change of control would exceed such limit, the amount of benefits payable to each of Mr. Pizzi and the other senior executives will be proportionally reduced.

     For purposes of the Agreement, “good reason” means any material change in the authority, duties and responsibilities of Mr. Pizzi which is inconsistent with those of President and Chief Executive Officer of the Company, relocation of his principal place of employment to a place (other than the Company’s Oxford facility) outside of a radius of 30 miles from the Company’s Hunting Park Avenue facility, or the Company’s continued failure to perform its duties under the Agreement after applicable notice and cure periods have expired.

     Messrs. Marberger, Melchiorre and Thompson and Ms. O’Toole. The Company entered into change of control agreements with Messrs. Marberger and Melchiorre and Ms. O’Toole on January 19, 2004 and with Mr. Thompson on February 16, 2004. Pursuant to these agreements, in the event that the executive’s employment is terminated (i) by the Company (other than for cause) within one year following a change of control, (ii) by the executive for good reason within one year following a change of control, or (iii) by executive at his/her election at the end of the 13th month following a change of control, the executive will be entitled to receive certain continuing compensation benefits from the Company. For purposes of these agreements, “good reason” means any material change in the authority, duties and responsibilities of the executive so as to be inconsistent with his/her background, training and experience, or the Company’s continued failure to perform its duties under the agreement in any material respect, which failure has not been cured within 20 days after written notice has been given by the executive to the Company.

     The compensation benefits which the executive will be entitled to receive as a result of a termination of employment in connection with a change of control as provided under the agreements include: (a) two times his/her annual base salary payable over 24 months, (b) a cash bonus, payable each year during the two years following termination, equal to his/her average historical annual cash bonus multiplied by the percentage derived by dividing the aggregate bonuses awarded to all senior executives in each of such two years by the average annual cash bonuses received by such senior executives in the prior five fiscal years, (c) medical and life insurance benefits for a period of 24 months after termination, subject to satisfying the insurability criteria of the applicable plan, and (d) acceleration of the vesting of all outstanding stock options, subject to any applicable shareholder approval requirement. The executives will be entitled to receive these benefits without any obligation to mitigate damages by seeking other employment. Payment of the benefits are conditioned upon the executive’s signing a general release in favor of the Company.

     The aggregate amount of the benefits payable to any executive under the agreements is subject to certain limitations. The Company will not be obligated to make payments to any executive to the extent that the aggregate amount of benefits payable to that executive upon a change of control exceed the “parachute payment” limitations under Section 280G of the Code. In addition, in no event shall the aggregate amount of the compensation benefits payable to Mr. Pizzi and all other senior executives of the Company as a result of a change of control exceed three percent (3%) of the total transaction value for such change of control. In the event the aggregate amount of compensation benefits payable on a change of control would exceed such limit, the amount of benefits payable to each of Mr. Pizzi and the other senior executives will be proportionally reduced.

     The agreements remain in effect until the executive’s death, disability, normal or early retirement, termination for cause, or voluntary termination of employment other than in connection with a change in control. The agreements expressly provide that they do not constitute contracts for future employment and that the executive’s employment shall continue to be at-will, as defined by applicable law.

     Mr. Pettine. The Company and Mr. Pettine have entered into a Personal Leave Agreement dated as of December 27, 2003. Under this Agreement, Mr. Pettine resigned from the Board of Directors and as Executive Vice President and went on personal leave status. Mr. Pettine will continue to be paid at the rate of $261,500 per year through December 31, 2004. During the leave period, Mr. Pettine will continue to receive medical and life insurance benefits and will be reimbursed for vehicle lease payments. He will not be entitled to receive any cash bonuses or additional stock options or stock-based compensation awards, and the prior award of 10,000 shares of restricted stock under the Company’s Restricted Stock Incentive Plan was canceled as of December 27, 2003.

     Mr. Pettine will continue to have the benefits under his Supplemental Executive Retirement Plan Agreement as described under the heading Pension Plan above (see p.12). Under the Personal Leave Agreement, if Mr. Pettine signs a release in favor of the Company, he will be credited with the additional year of service under his SERP Agreement through December 31, 2004, and his base compensation for purposes of calculating his retirement benefits under the SERP Agreement will include the compensation paid under the Personal Leave Agreement.

     Mr. Watts. Carl S. Watts was Chairman, President and Chief Executive Officer until October 7, 2002. Thereafter, he served as Chairman of the Board until December 28, 2002. The Company and Mr. Watts entered into a Personal Leave Agreement dated as of December 28, 2002. Under this Agreement, Mr. Watts resigned from the Board of Directors, went on personal leave status and will continue to be paid at the rate of $700,000 per year through April 30, 2004. During the leave period, Mr. Watts will continue to receive medical and life insurance benefits and will be reimbursed for vehicle lease payments. He will not be entitled to receive any cash bonuses or additional stock options or stock-based compensation awards, and the prior award of 50,000 shares of restricted stock under the Company’s Restricted Stock Incentive Plan was canceled as of December 28, 2002.

     Mr. Watts will continue to have the benefits under his Supplemental Executive Retirement Plan Agreement as described under the heading Pension Plan above (see p. 12). Under the Personal Leave Agreement, if Mr. Watts signs a release in favor of the Company, he will be credited with the additional year of service under his SERP Agreement through April 30, 2004, and his base compensation for purposes of calculating his retirement benefits under the SERP Agreement will include the compensation paid under the Personal Leave Agreement.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Compensation Policies Applicable To Executive Officers

     The purpose of the Company’s executive compensation program is to attract, retain and motivate qualified executives to manage the business of the Company so as to maximize profits and shareholder value. Executive compensation in the aggregate is made up principally of the executive’s annual base salary, a cash bonus which may be awarded under the Company’s Management Incentive Plan, awards of Company Common Stock or stock options under the Company’s 1994 Long Term Incentive Plan or 1997 Long Term Incentive Plan, and awards of stock options, stock appreciation rights, stock awards or performance shares under the 2003 Long Term Incentive Plan. The Company’s Compensation Committee (the “Committee”) (see p. 7) annually considers and makes recommendations to the Board of Directors as to executive compensation, including changes in base salary and bonuses. In May, 2003, the Board of Directors combined the Compensation Committee and Long Term Incentive Plan Committee. The Committee considers executive compensation in conjunction with the awards of stock options and other long term incentives pursuant to the foregoing plans.

     Consistent with this purpose, it is the policy of the Committee, in recommending the aggregate annual compensation of executive officers of the Company, to consider the overall performance of the Company, the performance of the functional area of the Company (e.g. sales, manufacturing) for which the executive has responsibility, and the individual contribution and performance of the executive. The performance of the Company and of the function for which the executive has responsibility are significant factors in determining aggregate compensation although they are not necessarily determinative. While shareholders’ total return (see p. 18) is important and is considered by the Committee, it is subject to the vagaries of the public marketplace and the Company’s compensation program focuses on the Company’s strategic plans, corporate performance measures, and specific corporate goals which should lead to a favorable stock price. The corporate performance measures which the Committee considers include sales, earnings, return on equity and comparisons of sales and earnings with prior years, with budgets, and with the Company’s competitors and peer group.

     The Committee does not rely on any fixed formulae or specific numerical criteria in determining an executive’s aggregate compensation. It considers both corporate and personal performance criteria, competitive compensation levels, the economic environment and changes in the cost of living as well as the recommendation of management. Adjustments to executive compensation are frequently most appropriately made through the award of bonus payments under the Company’s Management Incentive Plan rather than through significant adjustments to the executive’s base salary. The Committee exercises business judgment based on all of these criteria and the purposes of the executive compensation program.

     Under the Company’s Management Incentive Plan, cash bonuses are paid upon the attainment of specified financial performance objectives. The Company reported a loss of $0.29 per diluted share for fiscal 2003. In considering whether cash bonuses would be awarded to executives, the Committee recognized the efforts of management to execute on the Company’s Transformation Plan, but noted that the Company’s sales and net income had not met expectations for 2003. The Committee also considered the Company’s results in relation to the general economic conditions in 2003 and industry-wide performance. After evaluating the Company’s actual performance relative to the financial performance objectives for fiscal 2003, the Committee determined, after consultation with the President and Chief Executive Officer, that no cash bonuses for 2003 would be awarded to participants in the Plan.

     In December, 2000 the Committee reviewed, considered and recommended adoption of a restricted stock incentive plan proposed by management to provide incentives which reward executive officers and other executives and key employees of the Company when designated performance targets that benefit shareholders are achieved. Pursuant to the Tasty Baking Company Restricted Stock Incentive Plan, adopted and approved by the Committee, Board of Directors and shareholders, the Committee approved initial awards of the Company’s Common Stock which would vest based upon the achievement of a compounded annualized increase in earnings per share of 10% for fiscal years 2001 through 2003 (the “Measurement Period”) as compared with the publicly reported earnings per share for fiscal year 2000. The Committee and the Board determined that the Restricted Stock Incentive Plan was in the best interest of the Company and its shareholders in order to provide the executive officers and other executives of the Company with performance incentives that further align their interests with those of shareholders. On February 5, 2004, the Committee reviewed the Company’s performance during the Measurement Period and determined that the minimum earnings targets were not achieved and all outstanding awards were forfeited.

Compensation of the Chief Executive Officer

     In 2002, the Board of Directors concluded that it was in the best interest of the Company to hire a new President and Chief Executive Officer as part of the Company’s succession planning. After due consideration, the Board elected Charles P. Pizzi to serve as the Company’s President and Chief Executive Officer effective October 7, 2002. Mr. Pizzi’s annual base salary in 2003 was $400,000. On August 7, 2003, the Committee awarded Mr. Pizzi options to purchase 85,000 shares of Common Stock (see p. 11) under the 2003 Long Term Incentive Plan in recognition of his energy and efforts in addressing various business problems facing the Company and in recruiting a new, experienced and highly-motivated management team. Upon consultation with an executive compensation consultant, the Committee also determined that Mr. Pizzi’s base salary for 2004 should be increased to $420,000 for the reasons noted above and an evaluation of salaries for chief executive officers of similarly-sized companies.

     In considering whether a cash bonus would be awarded to Mr. Pizzi, the Committee recognized Mr. Pizzi’s efforts to execute on the Company’s Transformation Plan, but noted that the Company’s sales and net income had not met expectations for 2003. The Committee also considered the goals and criteria which had been established for Mr. Pizzi for fiscal 2003, the Company’s results and the other factors described in its analysis for all executive officers. Taking into consideration all of the circumstances referred to in this Report and the award of stock options in August, 2003, the Committee concluded that it was appropriate not to award a cash bonus to Mr. Pizzi and that his base salary for 2004 be adjusted as noted.

     The Committee’s recommendations as to Mr. Pizzi were made to the Board of Directors and, after due consideration, were approved as presented.

The Compensation Committee

Judith M. von Seldeneck, Chairperson
G. Fred DiBona, Jr.
Ronald J. Kozich
James E. Ksansnak, Ex Officio

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the Board is composed entirely of outside directors within the meaning of the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended, non-employee directors under SEC Rule 16b-3, and “independent” directors as affirmatively determined by the Board of Directors pursuant to the New York Stock Exchange Listing Standards. The members of the Compensation Committee are the individuals named as signatories to the report immediately preceding this paragraph. None of the members of the Committee are former officers or employees of the Company. During 2003, Mr. DiBona served on the Company’s Board of Directors and its Audit, Compensation, and Nominating and Corporate Governance Committees. Mr. DiBona is Chief Executive Officer of Independence Blue Cross and Mr. Pizzi serves on the Board of Directors for Independence Blue Cross. In March, 2003, Mr. Pizzi was also appointed to the Human Resources Committee by the Board of Directors of Independence Blue Cross, which committee has responsibility for compensation for senior executives, including Mr. DiBona. Upon identification of this situation, Mr. Pizzi resigned from the Human Resources Committee on March 20, 2003 prior to any scheduled meetings of, or participating in any actions by, the Human Resources Committee. In addition, Mr. DiBona resigned from the Company’s Audit Committee on March 26, 2003. Independence Blue Cross is the principal provider of health insurance to the Company’s employees. In 2003, the Company paid Independence Blue Cross $7.66 million for health insurance premiums which represents less than 0.1% of the total revenues of Independence Blue Cross during 2003.

PERFORMANCE GRAPH

     The following line graph compares the five year cumulative total shareholder return on the Company’s Common Stock with (i) the Russell 2000 and (ii) the Company’s peer group consisting of Golden Enterprises, Inc., Interstate Bakeries Corp., Lance, Inc. and J&J Snack Foods Corp. The returns of each peer group company have been weighted according to their respective stock market capitalization for purposes of arriving at a peer group average.

		PEER	RUSSELL
AS OF	TASTY	GROUP	2000
12/31/1998	100	100	100
12/31/1999	58	69	121
12/31/2000	100	65	118
12/31/2001	130	106	121
12/31/2002	67	89	96
12/31/2003	79	100	141

     Assumes $100 invested on December 31, 1998 in Tasty Baking Company Common Stock, the Russell 2000 Index and the peer group common stock. Total shareholder returns assume reinvestment of dividends. The stock price performance illustrated in the graph is not necessarily indicative of future price performance.

APPROVAL OF AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION
TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK –
PROPOSAL NO. 2

     On February 4, 2004, the Board of Directors adopted, subject to shareholder approval, an amendment to the Company’s Articles of Incorporation, providing for an increase in the authorized number of shares of Common Stock from 15,000,000 to 30,000,000. If approved by the shareholders, Article FIFTH of the Amended and Restated Articles of Incorporation for the Company will be amended to read as follows:

FIFTH: The aggregate number of shares which the corporation shall have the authority to issue is 30,000,000 shares of common stock, having a par value of $.50 per share.

     The Company’s Articles of Incorporation currently authorize the issuance of 15,000,000 shares of Common Stock, par value $0.50 per share. As of February 16, 2004, a total of 9,116,000 shares were issued and outstanding, and 5,695,000 were unissued and not reserved. The additional authorized shares would be available for issuance at such times and for such corporate purposes as the Board of Directors may approve. The Company does not have any present plans, agreements or understandings regarding the issuance of the proposed additional authorized shares of Common Stock. Although the Company does not have any present plans for the use of such additional authorized shares, the Board of Directors recommends the adoption of this amendment in order to provide the Company greater flexibility in connection with raising additional capital through the issuance of Common Stock, financing acquisitions through Common Stock, issuing Common Stock for stock dividends, stock splits and employee incentive plans, and issuing Common Stock in the event the rights under the Company’s Shareholder Rights Plan become exercisable. The amendment to the Articles of Incorporation will ensure that the Company will have an adequate number of authorized and unissued shares of Common Stock for future use.

     In addition to achieving greater flexibility in corporate planning, having such additional authorized shares will give the Company the ability to issue shares without the expense and delay of a special shareholders’ meeting. A delay may deprive the Company of the flexibility that the Board of Directors views as important in facilitating the effective use of shares of Common Stock. The increase in the authorized number of shares of Common Stock could have an anti-takeover effect. It is possible that the additional shares could be used, either in conjunction with the Company’s Shareholders Rights Plan or otherwise, to discourage an attempt to acquire or to takeover the Company through the dilution of the stock ownership of a potential acquirer.

     Except as required by applicable law or NYSE listing standards, as is the case with the shares of Common Stock which are currently authorized but unissued, if this amendment to the Company’s Articles of Incorporation is adopted by shareholders, the Board of Directors will have authority to issue the additional shares without further action on the part of the shareholders. Any issuance of these shares, other than on a pro-rata basis to all shareholders, would reduce each shareholder’s percentage interest in the Company. In addition, shareholders of the Company’s Common Stock will have no preemptive or preferential rights to subscribe to the additional shares, if authorized.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF AMENDMENT TO THE ARTICLES OF INCORPORATION.

REPORT OF THE AUDIT COMMITTEE

     The purpose of the Audit Committee (the “Committee”) is to assist the Board of Directors in its oversight of (a) the integrity of the Company’s financial statements, (b) the qualifications and independence of the Company’s independent auditors, (c) the performance of the independent auditors and the Company’s internal audit personnel, and (d) the Company’s compliance with legal and regulatory requirements. Management has primary responsibility for the financial statements, reporting process and internal controls. The Company’s independent auditors are responsible for auditing the financial statements in accordance with generally accepted auditing standards and issuing an opinion as to whether the Company’s financial statements are, in all material respects, presented fairly in conformity with generally accepted accounting principles.

     The Committee monitors the quality and objectivity of the Company’s financial statements and independent audit process, reviews the Company’s accounting policies and internal controls with management and the independent auditors, and selects the Company’s independent auditors. In addition, the Committee reviews with management and the Company’s independent auditors the financial statements to be included in the Company’s Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, including the Management’s Discussion and Analysis section thereof, and those matters required by Statement of Auditing Standards (“SAS”) No. 61, “Communications with Audit Committees”, and SAS No. 90, “Audit Committee Communications”.

     The Committee operates pursuant to a written charter that was recently amended on March 10, 2004 (the “Charter”). A copy of the Charter is attached to this Proxy Statement as Appendix A and will be available on Company’s website at www.tastykake.com on or before the date of the Annual Meeting.

     In fulfilling its responsibilities, the Committee has reviewed and discussed with the Company’s independent auditors, PricewaterhouseCoopers LLP (the “Independent Auditors”), and management, the Company’s audited consolidated financial statements for the fiscal year ended December 27, 2003. The Committee has also discussed with the Independent Auditors such matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has received written disclosures and a letter from the Independent Auditors as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, as currently in effect, and has discussed with the Independent Auditors their independence and the matters required to be discussed under SAS No. 61, as amended. The Committee has also determined that the fees paid for services other than the consolidated financial statement audit and review services provided by the Independent Auditors are compatible with the independence of the Independent Auditors and that the Independent Auditors meet appropriate standards of independence.

     Based upon the Committee’s review and discussion of the foregoing information and in accordance with the provisions of its Charter, the Committee recommended to the Board of Directors that the consolidated financial statements of the Company for the fiscal year ended December 27, 2003 as audited by PricewaterhouseCoopers, be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2003 and filed with the Securities and Exchange Commission.

     The Committee’s recommendations were made to the Board of Directors and, after due consideration, were approved as presented.

The Audit Committee

Ronald J. Kozich, Chairman
Fred C. Aldridge, Jr.
Philip J. Baur, Jr.
James E. Ksansnak, Ex Officio

FEES PAID TO THE INDEPENDENT AUDITORS

     During the fiscal years ended December 27, 2003 and December 28, 2002, professional services were performed for the Company by PricewaterhouseCoopers LLP, the Company’s Independent Auditors. Set forth below is information relating to the aggregate fees billed by PricewaterhouseCoopers for professional services rendered for each fiscal year.

     Audit Fees. The aggregate fees billed, or to be billed, for the audit of the Company’s consolidated financial statements for the fiscal years ended December 27, 2003 and December 28, 2002, including quarterly reviews of financial statements in the Company’s Forms 10-Q, were $335,000 and $334,000, respectively.

     Audit-Related Fees. The aggregate fees billed, or to be billed, for audit-related services during fiscal 2003 and fiscal 2002 amounted to $31,000 and $69,505, respectively. These services consisted principally of audits of the financial statements for certain employee benefit plans in both fiscal years and for a due diligence review for a potential acquisition in 2002.

     Tax Fees. PricewaterhouseCoopers did not perform any tax services for the Company in either fiscal 2003 or 2002.

     All Other Fees. The aggregate fees billed, or to be billed, for all other services performed by PricewaterhouseCoopers were $84,662 and $56,400 in fiscal 2003 and 2002, respectively. Fees were principally for assistance in connection with a profitability analysis in 2002 and the preparation of a human capital survey and advice regarding implementation of a long-term incentive plan in 2003.

     All of these fees and services were pre-approved in accordance with the Committee’s pre-approval policy.

PRE-APPROVAL POLICY FOR SERVICES BY INDEPENDENT AUDITORS

     The Audit Committee has implemented procedures for the pre-approval of all engagements of the Company’s Independent Auditors for both audit and permissible non-audit services, including the fees and terms of each engagement. The Audit Committee annually meets with the Independent Auditors and reviews and pre-approves all audit-related services prior to the commencement of the audit engagement. For permissible non-audit services, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee and the Chairman reviews the nature and terms of any proposed engagement of the Independent Auditors. The Chairman will discuss the matter with management and, as necessary, with the Independent Auditors, prior to making any determination to approve or reject any such engagement. Any approvals of non-audit services are then reported by the Chairman at the next Audit Committee meeting for approval by the Committee.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS — PROPOSAL NO. 3

     Shareholders will be asked to ratify the selection by the Audit Committee of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 25, 2004. PricewaterhouseCoopers LLP currently serve as the Company’s independent auditors. Representatives of the firm will be present at the meeting, will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions by shareholders concerning the accounts of the Company.

     Although the submission to shareholders of the appointment of PricewaterhouseCoopers LLP is not required by law or the Company’s By-Laws, the Audit Committee believes it is appropriate to submit this matter to shareholders to allow a forum for shareholders to express their views with regard to the Audit Committee’s selection. In the event shareholders do not ratify the appointment, the Audit Committee may reconsider the appointment of PricewaterhouseCoopers LLP.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

OTHER BUSINESS

     The Board of Directors does not know of any other business to come before the meeting. However, if any additional matters are presented at the meeting, it is the intention of persons named in the accompanying Proxy to vote the Proxy in accordance with their judgment on those matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, as well as persons who are beneficial owners of more than 10 percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange, and to furnish the Company with copies of these forms. To the Company’s knowledge, based solely on its review of the Forms 3, 4 and 5 submitted to the Company, the Company believes that all officers and directors of the Company complied with all filing requirements imposed by Section 16(a) of the Exchange Act during fiscal 2003. Currently, there are no persons who hold more than 10 percent of the common stock of the Company.

SHAREHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING

     Shareholders of the Company are entitled to submit proposals on matters appropriate for shareholder action and consistent with the regulations of the Securities and Exchange Commission and the Company’s By-Laws. All shareholder proposals to be considered for inclusion in the Company’s proxy statement for the 2005 Annual Meeting must be received by the Company on or before December 1, 2004 pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Pursuant to Rule 14a-4 of the Exchange Act, if a shareholder notifies the Company after February 15, 2005 of an intent to present a proposal at the 2005 Annual Meeting, the proxy holders may exercise discretionary voting authority if and when the proposal is raised at the annual meeting without including any reference to the proposal in the proxy statement.

     The above summary sets forth the only procedures by which proposals may be properly brought before and voted upon at the Company’s Annual Meeting and is subject to the Company’s By-Laws. All shareholder proposals and notices should be directed to the Secretary of the Company at 2801 Hunting Park Avenue, Philadelphia, Pennsylvania 19129.

ANNUAL REPORT ON FORM 10-K FILED WITH
SECURITIES AND EXCHANGE COMMISSION

     A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR FISCAL YEAR ENDED DECEMBER 27, 2003 MAY BE OBTAINED, WITHOUT CHARGE, BY ANY SHAREHOLDER, UPON WRITTEN REQUEST DIRECTED TO THE SECRETARY OF THE COMPANY AT 2801 HUNTING PARK AVENUE, PHILADELPHIA, PENNSYLVANIA 19129.

By Order of the Board of Directors

Ronald O. Whitford, Jr.
Secretary

APPENDIX A

TASTY BAKING COMPANY
AUDIT COMMITTEE CHARTER

1.	Committee Composition.

(a)	The Audit Committee shall be composed of not less than three Directors selected by the Board, each of whom shall be independent as defined in Rule 10A-3(b) under the Securities and Exchange Act of 1934, as amended, and the listing standards of the New York Stock Exchange.

(b)	Each member of the Audit Committee shall be financially literate, as such qualification is interpreted by the Company’s Board in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee. At least one member of the Audit Committee must be an “audit committee financial expert” as such term is defined in SEC Regulation S-K, Item 401.

(c)	The Board shall appoint the members of the Committee upon the recommendation of the Nominating and Corporate Governance Committee. One member of the Committee shall be designated by the Board as Chairperson. Each member of the Committee shall serve for one year or until his or her successor has been appointed and qualified. The Chairperson and members of the Committee shall receive such compensation for their service on the Committee as the Board may determine from time to time.

2.	Role of the Committee. The function of the Audit Committee is oversight in the sense that it is to watch closely, maintain surveillance, review carefully relevant matters and make appropriate suggestions; it is management’s responsibility to direct, manage and maintain appropriate systems for accounting and internal control and for the preparation, presentation and integrity of the financial statements; and it is the independent auditors’ responsibility to plan and carry out a proper audit. The independent auditors for the Company shall report directly, and are ultimately accountable to the Audit Committee. The Audit Committee shall select, evaluate, oversee the work of and, when appropriate, replace the independent auditor.

Although the Audit Committee is expected to take a detached and questioning approach to the matters that come before it, the review of the Company’s financial statements by the Audit Committee is not an audit, nor does the Committee’s review substitute for the responsibilities of the Company’s management for preparing, or the independent auditors for auditing, the financial statements. Members of the Audit Committee are not full-time employees of the Company and, in serving on this Committee, are not, and do not hold themselves out to be, acting as accountants or auditors. As such, it is not the duty or responsibility of the Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures.

In discharging their duties the members of the Audit Committee may rely on the accuracy of information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by (a) one or more officers of the Company whom the Director reasonably believes to be reliable and competent in the matters presented; (b) legal counsel, public accountants, or other persons as to matters the Director reasonably believes are within the person’s professional expertise; or (c) a Board committee of which the Director is not a member.

3.	Purposes. The purposes of the Audit Committee are to assist the Board in its oversight of (a) the integrity of the Company’s financial statements; (b) the independent auditors’ qualifications and independence; (c) the performance of the Company’s internal audit function and independent auditors; and (d) the Company’s compliance with legal and regulatory requirements. The Audit Committee shall also prepare an audit committee report as required by the SEC to be included in the Company’s annual proxy statement.

4.	Duties and Responsibilities. To carry out its purposes, the Audit Committee shall have the following duties, responsibilities and authority:

(a)	To select, retain or terminate the independent auditors and, in connection therewith, annually to receive, evaluate and discuss with the independent auditors a formal written report from them setting forth all audit, review or attest engagements as well as all non-audit engagements, and other relationships with the Company, which shall include specific representations as to their objectivity and independence;

(b)	To review and approve, in advance, all audit services and all permissible non-audit services performed by the independent auditors, including the related fees and terms of such engagements, and authority to establish pre-approval policies and procedures for the engagement of independent auditors to provide audit and permissible non-audit services. The Committee may delegate to one or more members the authority to grant pre-approvals or to take other action on behalf of the Committee, provided that decisions of any such member or subcommittee to grant pre-approvals or take such other action shall be presented to the Committee for approval at its next scheduled meeting;

(c)	To meet with the independent auditors, the personnel responsible for the Company’s internal audit function and management, including private meetings with each as necessary, (i) to review and discuss the arrangements for and scope of the annual audit and any special audits; (ii) to discuss any matters of concern relating to the Company’s financial statements, including any adjustments to such statements recommended by the independent auditors, or other results of said audit(s); (iii) to consider the independent auditors’ comments with respect to the Company’s financial policies, procedures, internal accounting controls and any audit problems or difficulties, and in each case management’s responses thereto; (iv) to review and discuss the form of opinion the independent auditors propose to render to the Board of Directors and shareholders; and (v) to review and discuss the Company’s annual audited financial statements and quarterly financial statements with the independent auditors and management, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” and make a recommendation on including such audited financial statements in the Company’s annual report to shareholders;

(d)	To review and discuss as a Committee any and all reports from the independent auditors regarding (i) critical accounting policies and practices used by the Company, (ii) alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, (iii) the risks of using any such alternative treatments or disclosures, (iv) the treatment preferred by the independent auditors, and (v) material written communications between management and the independent auditor, including any management letter and any internal control observations and recommendations. The Committee shall further discuss the effect of any changes in accounting principles or practices proposed by management or the independent auditors upon the Company;

(e)	To review and discuss as a Committee (i) the Company’s release of quarterly or annual financial results, including Management’s Discussion and Analysis, as well as financial information, earnings warnings and earnings guidance released to the public, analysts or rating agencies, and (ii) the disclosures in the Company’s annual proxy statement, including the Report of the Audit Committee and the Board of Directors’ recommendation to ratify the appointment of the independent auditors;

(f)	To discuss with management the Company’s guidelines and policies with respect to risk assessment and risk management;

(g)	To review any disclosures made by the chief executive and chief financial officers of the Company in their certification process for the Company’s periodic reports filed with the SEC about any significant deficiencies in the design or operation of internal controls, any material weaknesses in internal controls and any fraud, whether or not material, involving management or other employees having a significant role in internal controls;

(h)	To establish procedures, take actions and perform all duties necessary for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

(i)	To establish procedures, oversee compliance and take all actions pursuant to the Company’s Code of Business Conduct, review management’s process for communicating and enforcing the Company’s

Code of Business Conduct, and review and recommend revisions to the Code of Business Conduct to the Board of Directors from time to time;

(j)	To obtain and review not less often than annually a report by the independent auditors describing: (i) the independent auditors’ internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control or peer review of the firm or any inquiry or investigation by governmental or professional authorities within the preceding five years respecting any audits carried out by the independent auditors, and any steps taken to deal with any such issues; and (iii) all relationships between the independent auditor and the Company;

(k)	To evaluate the independence of the independent auditors, which shall include at least the following items: (i) receiving an annual statement from the independent auditors confirming their independence; (ii) evaluating the lead partner of the independent auditor; (iii) confirming the appropriate rotation of the lead audit partner and overseeing the rotation of other audit partners; and (iv) reviewing the hiring by the Company of employees or former employees of the independent auditors;

(l)	To set hiring policies for the employment of current and former employees of the independent auditors by the Company;

(m)	To engage independent counsel and other advisers as the Committee determines appropriate to carry out its duties, without the consent of management or the Board of Directors;

(n)	To conduct an annual performance evaluation of the Audit Committee; and

(o)	To report its activities to the full Board of Directors on a regular basis and to make recommendation with respect to the above and other matters as the Committee may deem necessary or appropriate.

5.	Resources. The Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to retain special counsel and other experts or consultants at the expense of the Company. The Company shall provide to the Committee sufficient funding to pay the fees of the independent auditors for performing audit, review or attest services for the Company, the fees of any special counsel, consultant or experts engaged by the Committee, and the costs associated with the administration of the Committee.

6.	Annual Charter Review. The Committee shall review this Charter at least annually and recommend any changes to the Board of Directors and share its recommendations with the Nominating and Corporate Governance Committee.

DIRECTIONS TO THE UNION LEAGUE OF PHILADELPHIA
140 South Broad Street
Philadelphia, PA 19102
(215) 563-6500

General Directions to The Union League:

From the North. Follow I-95 South to Exit 22. Take “676 West Central Philadelphia” Exit. Follow 676 West to the first exit which is “Broad Street/Central Phila.” Exit. This exit will bring you to 15th Street. Follow Directions for Parking and Drop Off below.

From the South. Follow I-95 North to Exit 22. Follow signs for “676 West Central Philadelphia”. Exit to the left. Follow 676 West to the first exit which is “Broad Street/Central Phila.” This exit will bring you onto 15th Street. Continue on 15th Street and follow Directions for Parking and Drop Off below.

From the East. Benjamin Franklin Bridge to “676 West/Central Phila.” Exit. You will get on 676 West and take the first exit, which is “Broad Street/Central Phila.” Exit. This exit will bring you to 15th Street. Follow Directions for Parking and Drop Off below.

From the West. Take the Pennsylvania Turnpike to Exit 326, which is the “Valley Forge” Exit. Take I-76 East to Exit 344 which is the “676 East/Central Phila.” Exit. Take second exit which is “Broad Street/Central Phila.” Exit. Stay in right lanes as you exit so you can make a right at the light, which is 15th Street. Continue on 15th Street and follow Directions for Parking and Drop Off below.

Directions for Parking and Drop Off:

Front of the Union League Building. Continue on 15th Street until you see City Hall on your left. Bear left around City Hall. Make right at first light, which is Broad Street. Take Broad Street two blocks to Sansom Street. Turn right on to Sansom Street. The Union League is on your right.

The Union League Parking Garage (1415 Sansom Street). Continue on 15th Street until you see City Hall on your left. Bear left around City Hall. Turn right at the first light, which is Broad Street. Continue on Broad Street two blocks to Sansom Street. Turn right on to Sansom Street. The Union League Parking garage is on the right. The Union League entrance is identified by a blue awning, directly across from The Union League Parking Lot. There will be no charge to park at this location for shareholders attending the Annual Meeting.

Alternative Parking Garage (15th & Sansom Streets). Continue straight on 15th Street (do not bear left around City Hall). Cross Chestnut Street. The next light will be Sansom Street; the parking garage entrance is just before the light. The Union League entrance is diagonally across the intersection. Regular parking charges will apply at this location.

ANNUAL MEETING OF SHAREHOLDERS OF

TASTY BAKING COMPANY

May 7, 2004

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							FOR	AGAINST	ABSTAIN
1.	Election of Directors			2.		Approval of the Amendment to the Tasty Baking Company’s Articles of Incorporation to increase the number of Authorized Shares.	☐	☐	☐
CLASS 3 NOMINEES:

☐	FOR ALL NOMINEES	O	Philip J. Baur, Jr.

☐	WITHHOLD AUTHORITY	O	Judith M. von Seldeneck
	FOR ALL NOMINEES			3.		Ratification of the selection of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 25, 2004.	☐	☐	☐
		O	David J. West
☐	FOR ALL EXCEPT
(See instructions below)

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●					This proxy when properly executed will be voted in the manner directed herein by the shareholder. If no direction is made, this proxy will be voted “FOR” the election of all listed nominees to serve as Directors (subject to the discretion of the Proxies to cumulate the available votes in the manner considered most desirable to elect the maximum number of nominees), “FOR” proposals 2 and 3 and in accordance with the instructions of the Board of Directors on all other matters which may properly come before the meeting. Shareholders are entitled to cumulate voting in the election of Directors.

PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

TASTY BAKING COMPANY
This Proxy is Solicited on Behalf of the Board of Directors
Proxy for the Annual Meeting of Shareholders, May 7, 2004 at 11:00 A.M.

     The undersigned hereby constitutes and appoints Charles P. Pizzi and David S. Marberger, or any one of them (with full power to act alone), as Proxies of the undersigned with full power of substitution, to vote all of the common stock of Tasty Baking Company which the undersigned has the full power to vote at the Annual Meeting of Shareholders of Tasty Baking Company to be held at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania, 19102, and at any adjournments thereof, in the transaction of any business which may come before said meeting, with all the powers the undersigned would possess if personally present and particularly to vote each matter set forth on the reverse side, all as in accordance with the Notice of Annual Meeting and Proxy Statement furnished with this Proxy.

(Continued on the reverse side)